As filed with the U.S. Securities and Exchange Commission on February 13, 2026

Registration No. 333-286976

Registration No. 333-07395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-286976

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-07395

UNDER

THE SECURITIES ACT OF 1933

OLYMPIC STEEL, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-1245650
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

22901 Millcreek Boulevard, Suite 650

Highland Hills, Ohio 44122

(216) 292-3800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard T. Marabito, Chief Executive Officer

Olympic Steel, Inc.

22901 Millcreek Boulevard, Suite 650

Highland Hills, Ohio 44122

(216) 292-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher M. Kelly, Esq.

Michael J. Solecki, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

(216) 586-3939

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (together, the “Registration Statements”) filed by Olympic Steel, Inc., an Ohio corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration No. 333-286976, filed on May 5, 2025, registering an indeterminate amount of securities.

•	Registration No. 333-07395, filed on July 2, 1996, as amended on July 19, 1996, registering 416,000 shares of common stock in connection with a secondary offering by selling shareholders.

Pursuant to the Agreement and Plan of Merger, dated as of October 28, 2025 (the “Merger Agreement”), by and among the Company, Ryerson Holding Corporation, a Delaware corporation (“Parent”), and Crimson MS Corp., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Highland Hills, State of Ohio, on this 13th day of February, 2026.

OLYMPIC STEEL, INC.
(Registrant)

By:	/s/ Richard A. Manson
Name:	Richard A. Manson
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements.